Certificate of Amendment
                                       of
                          Certificate of Incorporation

FIRST: The Board of Directors of i-AeroBids.com, Inc. adopted the following resolution setting forth a proposed amendment of this corporation's Certificate of Incorporation.

RESOLVED, that the text of the Article 1 of the Certificate if Incorporation of this corporation shall be deleted and replaced with the following:

The name of this Delaware corporation is SchoolWurks, Inc.

SECOND: Pursuant to the resolution of the Board of Directors, the stockholders of this corporation voted in favor of the amendment at a special meeting of stockholders at which the necessary number of shares required by statute voted in favor of the amendment.

THIRD: The amendment set forth in this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.




IN WITNESS WHEREOF, this Certificate of Amendment has been signed by the undersigned authorized officer of this corporation on the date shown below.

i-AeroBids.com, Inc.

By: /s/ Jamee Kalimi
--------------------------------

Name:  Jamee Kalimi
Title:  Assistant Secretary

Date:  August 29, 2001

                          CERTIFICATE OF INCORPORATION

                                       OF

                              I-AEROBIDS.COM, INC.
                              --------------------

FIRST< The name of this corporation shall be:

                 I-AEROBIDS.COM, INC.

SECOND, Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD, The purpose or purposes of the corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH, The total number of shares of stock which this corporation is authorized to issue is:

     Fifty Million (50,000,000) Shares With A Par Value of $.0001 amounting to Five Thousand dollars ($5,000).

FIFTH. The name and address of the incorporator is as follows:

                    Denise Krackow
                    Corporation Service Company
                    1013 Centre Road
                    Wilmington, DE 19805

SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this twenty- third day of December, A.D., 1999.

                               /s/ Denise Krackow
                               -------------------------
                                   Denise Krackow
                                   Incorporator